Exhibit 15.2

Scorpio Tankers Inc.
9, Boulevard Charles III
Monaco 98000

March 22, 2012

Dear Sir/Madam:

Reference is made to the annual report on Form 20-F of Scorpio Tankers Inc. (the "Company") for the year ended December 31, 2011 (the "Annual Report"), the prospectus supplement, dated November 30, 2011, as may be further amended or supplemented (the "Prospectus Supplement"), and the related registration statement on Form F-3 (Registration No. 333-173929) (the "Registration Statement"). We hereby consent to the incorporation by reference in the Prospectus Supplement and the Registration Statement of all references to our name in the Annual Report and to the use of the statistical information supplied by us set forth in the Annual Report. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the oil tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Prospectus Supplement and the Registration Statement.

Yours faithfully,

Nigel Gardiner
Group Managing Director
Drewry Shipping Consultants Ltd.

LONDON | DELHI | SINGAPORE

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom
t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk
Registered in England No. 3289135 Registered VAT No. 830 3017 77
www.drewry.co.uk